UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ORGANOGENESIS HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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ORGANOGENESIS HOLDINGS INC.

85 Dan Road

Canton, Massachusetts 02021

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2020 Annual Meeting of Stockholders, which is being held as follows:

Date:	December 18, 2020

Time:	10:00 a.m., Eastern time

Location:	Virtual annual meeting of stockholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2020

At the meeting, we will ask our stockholders to:

•

re-elect as our directors Alan A. Ades, Robert Ades, David Erani, Gary S. Gillheeney, Sr., Arthur S. Leibowitz, Wayne Mackie, Glenn Nussdorf and Joshua Tamaroff, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2020; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person (virtually), by proxy or via the internet or telephone. In light of the coronavirus (COVID-19) pandemic, to provide our stockholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our stockholders and our employees, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/ORGO2020. Whether or not you plan to attend the virtual meeting, we ask that you promptly complete and return your proxy card by mail or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes.

You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on November 10, 2020. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/ORGO2020, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin 15 minutes before the scheduled meeting start time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number. A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2020.

Only stockholders of record at the close of business on November 10, 2020 may vote at the meeting.

By order of the Board of Directors,

William R. Kolb
Secretary

November 20, 2020

*****************

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy card or vote by internet or telephone, whether or not you plan to attend the virtual annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 18, 2020

This proxy statement and our fiscal year 2019 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

The Meeting

The 2020 Annual Meeting of Stockholders of Organogenesis Holdings Inc. will be held virtually at 10:00 a.m., Eastern time, on Friday, December 18, 2020 at www.virtualshareholdermeeting.com/ORGO2020. At the meeting, stockholders of record on the record date for the meeting who are present (virtually) or represented by proxy will have the opportunity to vote on the following matters:

•

the re-election of Alan A. Ades, Robert Ades, David Erani, Gary S. Gillheeney, Sr., Arthur S. Leibowitz, Wayne Mackie, Glenn Nussdorf and Joshua Tamaroff, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified; and

•	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending on December 31, 2020.

Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, as of a reasonable time before making this proxy statement available to our stockholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

This Proxy Solicitation

This proxy statement and the enclosed proxy card are being furnished because our board of directors is soliciting your proxy to vote at the annual meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

This proxy statement and our fiscal year 2019 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

Who May Vote

Holders of record of our Class A common stock at the close of business on November 10, 2020 are entitled to one vote per share of Class A common stock on each proposal properly brought before the annual meeting.

A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2020. In addition, you may contact our Vice President and General Counsel, Lori Freedman, at our offices located at 85 Dan Road, Canton, MA 02021, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, on any business day from December 4, 2020 to the time of the annual meeting.

How to Vote

If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/ORGO2020 or by proxy without attending the meeting. Registered stockholders may also vote by telephone or on the internet prior to the meeting by following the instructions included with your proxy card mailed to you on or about November 20, 2020. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given below.

Shares Held by Brokers or Nominees

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet prior to the meeting.

If your shares are registered in your name or, in certain instances, if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/ORGO2020 and follow the instructions for stockholder voting.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors, is a “non-routine” proposal. If you do not instruct your broker how to vote with respect to such proposal, your broker will not vote on such proposal and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on such proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 2, the ratification of RSM US LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our Class A common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on November 10, 2020, a total of 107,785,994 shares of our Class A common stock were outstanding. Our bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of proxy statements, annual reports and related materials, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee, or Broadridge Investor Communication Solutions, Inc. by sending such request by mail to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095.

To request a printed copy of the proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.

May I change my vote?

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What vote is required to approve each proposal?

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors (Proposal 1). Broker non-votes and proxies marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director indicated. The eight director nominees receiving the highest number of votes will be elected. The ratification of the selection of the independent registered public accounting firm (Proposal 2) will be approved if the proposal receives a majority of the votes cast. Proposal 2 is a non-binding proposal.

Where is the meeting held?

The annual meeting will be conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2020. You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/ORGO2020 and use the 16-digit control number provided with the voting instructions.

Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the annual meeting, beginning at 9:45 a.m., Eastern Time on December 18, 2020, you may login and ask a question at www.virtualshareholdermeeting.com/ORGO2020. The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/ORGO2020 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of Alan A. Ades, Robert Ades, David Erani, Gary S. Gillheeney, Sr., Arthur S. Leibowitz, Wayne Mackie, Glenn Nussdorf and Joshua Tamaroff, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. At each annual meeting of stockholders, each of our directors is elected until the next annual meeting to succeed the directors whose terms are then expiring.

The following table sets forth certain information as of November 3, 2020, regarding our directors, each of whom has been nominated for re-election.

Name	Age	Position(s)
Alan A. Ades(1)	82	Director, Chair of the Board
Robert Ades	47	Director
David Erani	32	Director
Gary S. Gillheeney, Sr.	65	Director, President and Chief Executive Officer
Arthur S. Leibowitz(1)(2)	67	Director, Chair of Audit Committee
Wayne Mackie(1)(2)	71	Director, Chair of Compensation Committee
Glenn H. Nussdorf	66	Director
Joshua Tamaroff(2)	35	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

Directors

Alan A. Ades has served as a member of our board of directors since 2003. Mr. Ades is a Co-founder and Principal Owner of A & E Stores, Inc., and has served as its President and Chief Executive Officer since 1966. Mr. Ades founded Rugby Realty Co., Inc. in 1980 and has served as its Principal since 1980. Mr. Ades has served as a director of A & E Stores, Inc. since 1967. Mr. Ades has a B.A. in Business Administration from the University of Michigan and an L.L.B. from New York University Law School. We believe Mr. Ades is qualified to serve on our board of directors due to his investment and financial experience as well as his expertise in business management. Mr. Ades is the father of Robert Ades.

Robert Ades has been a member of our board of directors since 2020. Mr. Ades has been a Principal of Rugby Realty Co., Inc. since 2005. Mr. Ades has over fifteen years of experience in commercial real estate. Mr. Ades received a B.A. in English Literature from the University of Michigan. We believe Mr. Ades is qualified to serve on our board of directors due to his business experience and the Ades family’s long term significant ownership interest in the Company. Mr. Ades is the son of Alan A. Ades.

David Erani has served as a member of our board of directors since 2020. Mr. Erani has served as a Senior Consultant for UIC Inc. since 2015. Mr. Erani received a B.A. in Mathematics and a B.S. in Physics from Johns Hopkins University. We believe Mr. Erani is qualified to serve on our board of directors due to his business experience and the Erani family’s long term significant ownership interest in the Company. Mr. Erani is the son of Albert Erani, a former director.

Gary S. Gillheeney, Sr. has served as our President and Chief Executive Officer since 2014 and as a member of our board of directors since 2018. Previously, he served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2003 to 2014 and as our Chief Financial Officer from 2002 to 2003. Prior to joining Organogenesis, Mr. Gillheeney held executive positions at Innovative Clinical Solutions, Ltd., a provider of decision support and clinical knowledge solutions to healthcare staff, from 1999 to 2002, as its Chief Operating Officer, Chief Financial Officer, as well as Treasurer and Secretary. Prior to joining Innovative Clinical Solutions, Mr. Gillheeney held positions as Senior Vice President, Chief Financial Officer,

Treasurer, and Assistant Secretary at Providence Energy Corporation. Mr. Gillheeney has a B.S. in Accounting from American International College and an M.B.A. from Bryant College. We believe that Mr. Gillheeney is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

Glenn H. Nussdorf has served as a member of our board of directors since 2003. Mr. Nussdorf has served as Chief Executive Officer of Quality King Distributors, Inc., a distributor of health and beauty care products and prescription drugs, and its subsidiary QK Healthcare, Inc., since 1999. Previously, Mr. Nussdorf served as Chief Operating Officer of Quality King from 1997 to 1998 and as a Senior Vice President from 1994 to 1996. Mr. Nussdorf is also a major shareholder of Perfumania Holdings, Inc., a vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances. Since 2017, Mr. Nussdorf has also served as a member of the board of directors of Perfumania Holdings, Inc. We believe Mr. Nussdorf is qualified to serve on our board of directors due to his investment and financial experience as well as his expertise in business management.

Arthur S. Leibowitz has been a member of our board of directors since 2018. Mr. Leibowitz is a clinical professor at the Robert B. Willumstad School of Business at Adelphi University, where he teaches courses in accounting and auditing to both graduate and undergraduate students. Mr. Leibowitz began as an adjunct professor at Adelphi University in 2008, became a full-time lecturer in 2010 and was promoted to clinical professor in 2013. Mr. Leibowitz previously served as a member of the board of directors and the audit committee of Arotech Corporation from 2009 to 2014. Before joining Adelphi University, Mr. Leibowitz was an audit and business assurance partner at PricewaterhouseCoopers. During his twenty-seven years at PwC, Mr. Leibowitz served in a national leadership role for PwC’s retail industry group and was the portfolio audit partner for one of PwC’s leading private equity firm clients. Mr. Leibowitz is a certified public accountant in New York State and received a B.S. in accounting from Brooklyn College and a Masters of Accountancy from Stetson University. We believe that Mr. Leibowitz is qualified to serve on our board of directors due to his experience working with public and private companies on corporate finance and accounting matters.

Wayne Mackie has been a member of our board of directors since 2018. Mr. Mackie served as a member of the board of directors, the nominating and corporate governance committee and as chairman of the audit committee of Exa Corporation from 2008 until November 2017. Until July 2015, Mr. Mackie served as the Vice President of CRA International, Inc., a publicly traded worldwide economic, financial, and management consulting services firm. Prior to assuming that position, Mr. Mackie served as Executive Vice President, Treasurer and Chief Financial Officer of CRA International, Inc., from 2005 to November 2014. Mr. Mackie was a member of the Board of Directors and Audit Committee of Novell, Inc. from 2003 until 2005. From 1972 through December 2002, Mr. Mackie was an employee of and, effective in 1983, a partner with Arthur Andersen LLP, where he specialized in software and high technology industry clients. Mr. Mackie is currently a Trustee and former member of the Board of Directors, Compensation Committee and Chairman of the Audit Committee for the Massachusetts Eye and Ear Infirmary. Mr. Mackie received a Master’s degree from the Wharton School of the University of Pennsylvania and a Bachelor’s degree from Babson College, and is a certified public accountant. We believe that Mr. Mackie is qualified to serve on our board of directors due to his experience working with public and private companies on corporate finance and accounting matters.

Joshua Tamaroff has been a member of our board of directors since 2018. Mr. Tamaroff joined Avista in 2009 and serves as a Principal. Prior to joining Avista, Mr. Tamaroff worked as an Analyst in the leveraged finance group at Lehman Brothers and Barclays Capital. Mr. Tamaroff currently serves as a director of Cosette Pharmaceuticals, Inc., GCM Holding Corporation and United BioSource Corporation, and previously served as a director of InvestorPlace Media, IWCO Direct, OptiNose, Inc. (NASDAQ: OPTN) and WideOpenWest, Inc. (NYSE: WOW). Mr. Tamaroff received a Bachelor of Science from Cornell University and a Master of Business Administration from the Wharton School of the University of Pennsylvania, where he was a Palmer Scholar. Mr. Tamaroff was selected to serve on our Board of Directors because of his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The eight nominees receiving the greatest number of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of Directors unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALAN A. ADES, ROBERT ADES, DAVID ERANI, GARY S. GILLHEENEY, SR., ARTHUR S. LEIBOWITZ, WAYNE MACKIE, GLENN NUSSDORF AND JOSHUA TAMAROFF AS DIRECTORS.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended December 31, 2020. Our audit committee has retained RSM US LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020.

Prior to the engagement of RSM US LLP, Marcum LLP had been our independent registered public accounting firm through December 10, 2018. Effective December 10, 2018, our audit committee approved the dismissal of Marcum LLP and appointed RSM US LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Marcum LLP’s audit reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years ended December 31, 2017 and 2016 and during the period from January 1, 2018 through December 10, 2018, we did not have any disagreement with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference to the subject matter of disagreement in their reports on our consolidated financial statements. In addition, during such periods, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Marcum LLP’s letter to the SEC stating its agreement with the statements in this paragraph was filed as an exhibit to our Current Report on Form 8-K filed on December 11, 2018.

During the years ended December 31, 2017 and 2016 and the subsequent interim period through December 10, 2018, neither we nor anyone acting on our behalf consulted with RSM US LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that RSM US LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain RSM US LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of ORGO and our stockholders.

Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of eight members, each of whom hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

The Company is a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) listing rule 5615(c) because Alan A. Ades, Albert Erani and Glenn H. Nussdorf, current and former members of our board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates control over 50% of the voting power for the election of the Company’s directors. As a controlled company, the Company is not required to have and does not have (i) a majority of independent directors on its board of directors, (ii) a nominating/corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. Accordingly, only Mr. Leibowitz, Mr. Mackie and Mr. Tamaroff, the members of our Audit Committee, have been determined by our board of directors to be “independent directors” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while our Chair, Alan A. Ades, who is not an executive officer, sets the agenda for board meetings and presides over meetings of the board. Our independent directors meet in executive session on a regular basis, without management present.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

The Company has a standing audit committee consisting of Mr. Leibowitz, its chairperson, Mr. Mackie and Mr. Tamaroff. The audit committee is responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Company’s Form 10-K; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing with management major risk assessment and risk management policies; (iv) monitoring the independence of the independent auditor;

(v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving related-party transactions (as required pursuant to the Company’s related party transactions policy); (vii) inquiring and discussing with management the Company’s compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (xi) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Our board of directors has determined that each member of the audit committee: (i) satisfies the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) of the Exchange Act and (ii) meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The board of directors has also determined that Mr. Leibowitz and Mr. Mackie each qualify as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.

The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The audit committee met in person or by telephone ten times during fiscal year 2019.

Compensation Committee

The Company has a standing compensation committee consisting of Mr. Mackie, its chairperson, Mr. Alan Ades and Mr. Leibowitz. The Company’s compensation committee was formed on May 7, 2019. During the year ended December 31, 2019 and until November 3, 2020, the compensation committee consisted of Mr. Mackie, its chairperson, Mr. Alan Ades and Mr. Albert Erani. The compensation committee is responsible for recommending to the board of directors the compensation philosophy and policies of the Company in general and for its executive officers in particular. The objectives of the Company’s senior management compensation program are to align compensation with business objectives, individual performance, and the interests of the Company’s stockholders; motivate and reward high levels of performance; recognize and reward the achievement of Company goals; and enable the Company to attract, retain, and reward the highest quality executive talent. Among other things, the compensation committee: (i) reviews and recommends for approval by the board of directors, executive officer compensation, including salary, bonus, and short term and long term incentive compensation levels (including equity compensation) and the corporate goals and objectives relevant to executive officer compensation; (ii) oversees the evaluation of the chief executive officer and other executive officers of the Company; (iii) retains a recognized independent compensation consultant (that meets certain independence factors) to assess the competitiveness of the Company’s compensation levels and practice applicable to the executive officers and directors of the Company; (iv) reviews and makes recommendations to the board of directors with respect to the Company’s employee benefit plans, including all incentive-compensation plans and equity-based plans; (v) reviews and makes recommendations to the board of directors with respect to the compensation of non-employee directors, committee chairpersons, and committee members, consistent with any applicable requirements of the Nasdaq rules; (vi) reviews any stockholder proposals related to compensation matters and makes recommendations to the board of directors regarding those proposals; (vii) prepares and approves for inclusion in the Company’s annual proxy statement and annual report on Form 10-K the report on executive compensation, if required by the rules of the Securities and Exchange Commission; (viii) to the extent that the Company is required to include a compensation discussion and analysis (CD&A) section in the Company’s Annual Report on Form 10-K or annual proxy statement, reviews and discusses with the Company’s management the CD&A, and based on such review and discussion, determines whether to recommend to the board of directors that the CD&A be so included; and (ix) reviews and discusses with management the Company’s plans and practices to provide that our compensation programs, plans or practices do not encourage employees to take unnecessary risk that could threaten the Company.

The compensation committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at  www.organogenesis.com. The compensation committee met in person or by telephone three times during fiscal year 2019.

Compensation Committee Interlocks and Insider Participation

As a controlled company, we are not required to have a compensation committee of independent directors. During 2019 and until November 3, 2020, our compensation committee consisted of Mr. Mackie, its chairperson, Mr. Alan Ades and Mr. Albert Erani. As disclosed herein, decisions about the compensation of our executive officers are made by our board of directors based upon the recommendation of our compensation committee. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our compensation committee or board of directors. None of the members of our board of directors is an officer or employee of our company nor has any of them ever been an officer or employee of our company, in each case, other than Mr. Gillheeney.

Code of Ethics and Conduct; Corporate Governance Guidelines

We have adopted a written code of ethics and conduct that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of ethics and conduct and our corporate governance guidelines are posted on the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. If we make any substantive amendments to the code of ethics and conduct or grant any waivers from the code of ethics and conduct for any executive officer or director, we will disclose the nature of such amendment or waiver on our website or in a Form 8-K.

Policy Regarding Hedging

We have adopted a policy that prohibits our officers, directors or employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2019 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, except that due to an administrative error a Form 4 with respect to the exercise of a stock option by Mr. Grow was not timely filed. In January 2020, due to an administrative error, a Form 4 with respect to the exercise of a stock option by Mr. Montecalvo was not timely filed.

Meetings of the Board of Directors

Our board of directors met in person or by telephone fourteen times during fiscal year 2019. Other than Mr. Nussdorf and Mr. Maurice Ades, no director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of any committee of the Board on which he or she served, in each case held during the period in which he served as a director, in fiscal year 2019.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Nominations

Because we are a controlled company and are not required under the Nasdaq listing rules to maintain a nominating committee comprised entirely of independent directors, the board of directors oversees our director nomination process. Each year, the board of directors proposes a slate of director nominees to stockholders for election at the annual meeting of stockholders. In identifying and evaluating candidates for membership on the board of directors, the board of directors may take into account all factors it considers appropriate, which may include experience, qualifications, attributes, skills, diversity and other characteristics in the context of the current make-up of the board of directors and the needs of the board of directors given the circumstances of the Company. Stockholders may also recommend candidates for election to the board of directors, as described below. We do not have a formal diversity policy for directors. The board of directors identifies director candidates based on input provided by a number of sources, including from members of the board of directors, stockholders and members of management.

The board of directors values the input of stockholders in identifying director candidates. Accordingly, the board of directors considers recommendations for director candidates submitted by stockholders using substantially the same criteria it applies to recommendations from directors and members of management. Any such nominations should be submitted to the board of directors by mail in care of the Company’s Corporate Secretary at 85 Dan Road, Canton, Massachusetts 02021 and be accompanied by the information required by the bylaws. The written recommendation should be submitted within the time frame described in the bylaws.

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Corporate Secretary at our offices located at 85 Dan Road, Canton, Massachusetts 02021, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder, the number of shares held and the address, telephone number and e-mail address, if any, of the stockholder. Our Corporate Secretary will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Corporate Secretary will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Corporate Secretary, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our board of directors has approved a compensation program under which our independent directors (currently Messrs. Leibowitz, Mackie and Tamaroff) are entitled to receive the following annual retainer and committee fees for their service as directors:

•	for service as a director, an annual retainer of $45,000 (increased to $50,000 effective April 1, 2020);

•	for service as a chair of the audit committee, $105,000 (increased from $95,000 effective January 1, 2019);

•	for service as a member of the audit committee other than as chair, $10,000; and

•	for service as a chair of the compensation committee, $95,000.

Retainer and committee fees are paid in arrears. Our independent directors received an option award with respect to 30,000 shares of our Class A common stock in connection with their initial election to our board of directors in December 2018, which vests annually over three years, subject to continued service. Our independent directors are also entitled with respect to their service in 2019 to an option award with respect to 20,000 shares of our Class A common stock, vesting annually over three years, subject to continued service. All non-employee directors are reimbursed for customary business expenses incurred in connection with attending board and committee meetings.

The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors in connection with their service for the year ended December 31, 2019. We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Mr. Gillheeney.

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
Alan A. Ades	$—	$—	$—
Maurice Ades(3)	$—	$—	$—
Albert Erani(4)	$—	$—	$—
Arthur S. Leibowitz	$150,000	$—	$150,000
Wayne Mackie	$150,000	$—	$150,000
Glenn H. Nussdorf	$—	$—	$—
Joshua Tamaroff	$55,000	$—	$55,000

(1)	Represents amount earned or paid for service as a director during fiscal year 2019.
(2)	Each of Messrs. Leibowitz, Mackie and Tamaroff were awarded an option when first elected to the board of directors in December 2018. No option awards were made in the year ended December 31, 2019.
(3)	Maurice Ades resigned as a director effective November 3, 2020. The board of directors elected Robert Ades to fill the vacancy created by his resignation effective November 3, 2020.
(4)	Albert Erani resigned as a director effective November 3, 2020. The board of directors elected David Erani to fill the vacancy created by his resignation effective November 3, 2020.

The table below shows the aggregate number of option awards held as of December 31, 2019 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2019
Alan A. Ades	—
Maurice Ades(1)	—
Albert Erani(2)	—
Arthur S. Leibowitz	30,000
Wayne Mackie	30,000
Glenn H. Nussdorf	—
Joshua Tamaroff	30,000

(1)	Maurice Ades resigned as a director effective November 3, 2020. The board of directors elected Robert Ades to fill the vacancy created by his resignation effective November 3, 2020.
(2)	Albert Erani resigned as a director effective November 3, 2020. The board of directors elected David Erani to fill the vacancy created by his resignation effective November 3, 2020.

2020 Equity Awards

On April 22, 2020, our board of directors approved the stock option and restricted stock unit awards listed in the table below to our executive officers and independent directors. The stock options and restricted stock unit awards granted to our executive officers vest in four equal annual installments commencing April 1, 2020, and the stock options have an exercise price of $4.04 per share. The restricted stock unit awards granted to our independent directors vest in full on April 1, 2021.

Name	Number of Shares Underlying Option Awards	Restricted Stock Units
Gary S. Gillheeney, Sr.	580,842	88,181
Timothy M. Cunningham(1)	183,424	27,847
Patrick Bilbo	224,185	34,035
Lori Freedman	177,310	26,918
Brian Grow	213,995	32,488
Antonio S. Montecalvo	158,967	24,134
Arthur S. Leibowitz	—	18,564
Wayne Mackie	—	18,564
Joshua Tamaroff	—	18,564

(1)

Mr. Cunningham resigned as the Company’s Chief Financial Officer on August 18, 2020. The board of directors appointed Henry Hagopian as Vice President of Finance, Treasurer and Interim Chief Financial Officer on August 18, 2020.

Our Management

The following table sets forth information with respect to our executive officers as of November 3, 2020:

Name	Age	Position
Gary S. Gillheeney, Sr.	65	President, Chief Executive Officer and Director
Henry Hagopian	53	Interim Chief Financial Officer
Patrick Bilbo	59	Chief Operating Officer
Lori Freedman	54	Vice President and General Counsel
Brian Grow	44	Chief Commercial Officer
Antonio S. Montecalvo	55	Vice President, Health Policy and Contracting

For biographical information concerning Gary S. Gillheeney, Sr., see “Proposal 1—Election of Directors.”

Henry Hagopian has served as our Interim Chief Financial Officer since 2020. Mr. Hagopian previously served as our Assistant Vice President and Treasurer since January 2017 and prior to that served as our Corporate Controller from October 2007 through December 2016. Prior to joining Organogenesis, Mr. Hagopian served as Assistant Controller and Treasury Manager of CIRCOR International, Inc. from 2005 to 2007 and as Assistant Controller of Stratus Technologies from 2003 to 2005. Prior to joining Stratus, Mr. Hagopian held positions of increasing responsibility with Lucent Technologies finance organization, including the restructuring and spin-out from AT&T. Mr. Hagopian holds an M.B.A. in Management and an M.S. in Accounting from Boston College’s Carroll Graduate School of Management and a B.S. in Economics and Finance from Farleigh Dickinson University.

Patrick Bilbo has served as our Chief Operating Officer since 2017. Previously, he served as our Senior Vice President, Regulatory, Government Affairs and Administration and other executive positions from 1999 to 2017. Prior to joining Organogenesis, he was Director, Regulatory and Clinical Affairs, for Cytyc Corporation from 1994 to 1998. Mr. Bilbo earned an M.B.A. from the Boston University Questrom School of Business, an M.A. in Biology and an M.A. in Technology Strategy and Policy from the Boston University Graduate School of Arts & Sciences, and a B.S. degree in Biology from Syracuse University.

Lori Freedman has served as our Vice President and General Counsel since 2018 and as our General Counsel since 2017. Previously, she served as Vice President, Corporate Affairs, General Counsel and Secretary of pSivida Corp. (n/k/a EyePoint Pharmaceuticals), a specialty biopharmaceutical company, from 2001 to 2016 and as Vice President, General Counsel for Allaire Corporation, a computer software company, from 1998 to 2001. Mrs. Freedman holds a J.D. from the Boston University School of Law and a B.A. in economics and psychology from Brandeis University.

Brian Grow has served as our Chief Commercial Officer since 2017. Since 2004, he has served in a number of roles at Organogenesis with increasing responsibility, including as our Director of Sales, Commercial Operations, from 2013 to 2016, Associate Director, Marketing, from 2012 to 2013, Project Manager—Apligraf from 2011 to 2013, Regional Sales Manager from 2006 to 2011 and Tissue Regeneration Specialist from 2004 to 2006. Prior to joining Organogenesis, he was a pharmaceutical sales representative for Bristol-Myers Squibb from 2003 to 2004 and a tissue engineering specialist for Innovex/Novartis from 2000 to 2003. Mr. Grow earned a B.A. in Psychology from William Jewell College.

Antonio S. Montecalvo has served as our Vice President, Health Policy and Contracting since 2017. Since 2003, he has served in various roles at Organogenesis, including as Director of Customer Support Services from 2003 to 2006. Prior to joining Organogenesis, Mr. Montecalvo served as Director of Accounting for Innovative Clinical Solutions, LTD from 2000 to 2003, as Senior Contracts Specialist for UnitedHealth Group from 1996 to 2000 and as a Senior Accountant for Piccerelli, Gilstein & Company, LLP from 1994 to 1996. Mr. Montecalvo holds a B.S. in Accounting from the University of Rhode Island.

EXECUTIVE COMPENSATION

Executive Summary

The compensation of our executive officers is determined by our board of directors based upon the recommendation of our compensation committee. Our formal annual compensation review process generally takes place during the first half of each fiscal year, after the results of the previous fiscal year are known. Annual discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee, generally during the first half of each fiscal year, after a review of the previous fiscal year’s results.

As previously disclosed, we are a controlled company within the meaning of the rules of Nasdaq and are not required to have a compensation committee composed entirely of independent directors. In making their recommendations and determinations, our compensation committee and our board of directors take into account publicly available information concerning the compensation practices of other, similarly situated companies in the biotechnology, medical technology and biopharmaceutical industries. This information is used by the compensation committee and the board of directors informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive. Our Chief Executive Officer makes recommendations with regard to the compensation of our executive officers, which are reviewed by the compensation committee and the board of directors. Executive officers (including Mr. Gillheeney) do not participate in the compensation committee’s recommendation regarding and the board’s determination of their own annual compensation.

In connection with its recommendations to the board of directors, the compensation committee periodically retains an independent compensation consultant to assess the competitiveness of the Company’s compensation levels and practice applicable to the Company’s executive officers. Nonetheless, the determinations made by the members of our compensation committee and board of directors are guided to a significant degree by their collective judgment and experience. During fiscal year 2019, the compensation committee engaged Pearl Meyer & Partners, LLC as an independent compensation consultant to advise on executive officer and board compensation.

Our compensation committee and board of directors has reviewed our compensation programs and believes that our compensation programs have not encouraged or rewarded excessive or inappropriate risk taking.

Summary Compensation Table for Fiscal Year 2019

The following table sets forth information regarding compensation earned by our President and Chief Executive Officer and our two next most highly paid executive officers who served during fiscal year 2019. We refer to these individuals as our named executive officers, or NEOs.

Name	Year	Salary ($)	Option Awards ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	2019	819,371	—	537,068	—	81,013	1,437,452
President and Chief Executive Officer	2018	798,473	—	254,919	—	2,104,921	3,158,313
Brian Grow	2019	305,101	—	—	261,515	39,184	605,800
Chief Commercial Officer	2018	297,190	—	—	228,279	35,493	560,962
Lori Freedman	2019	360,506	—	110,638	—	37,564	508,708
Vice President and General Counsel	2018	346,484	98,293	131,285	—	18,484	594,546

(1)	Represents the grant date fair value of option awards granted in fiscal year 2018 in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”). See

Note 13 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating these amounts.
(2)	The amounts reported in this column for fiscal 2018 and 2019 represent the discretionary bonuses earned by our NEOs.
(3)	“Non-Equity Incentive Plan Compensation” includes incentive bonuses paid to Mr. Grow based on the achievement of certain sales results in each of fiscal 2018 and 2019.
(4)

“All Other Compensation” for fiscal 2019 includes: (i) for Mr. Gillheeney, (a) $36,096 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified      in (a) above of $26,360, (c) $6,336 representing the cost of group term life insurance, (d) $1,835 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,986 and (f) $8,400 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Grow, (a) $20,603 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $10,762, (c) $641 representing the cost of group term life insurance, (d) $1,072 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $421 and (f) $5,685 representing employer matching contributions under our 401(k) plan; and

(iii) for Ms. Freedman, (a) $16,151 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $10,443, (c) $1,781 representing the cost of group term life insurance, (d) $1,275 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $299 and (f) $7,615 representing employer matching contributions under our 401(k) plan.

“All Other Compensation” for fiscal 2018 includes:

(i) for Mr. Gillheeney, (a) $29,635 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified      in (a) above of $23,216, (c) $6,336 representing the cost of group term life insurance, (d) $1,835 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,986, (f) $8,250 representing employer matching contributions under our 401(k) plan, (g) forgiveness of a loan in the amount of $1,129,976, inclusive of principal and accrued but unpaid interest immediately prior to the closing of the business combination on December 10, 2018 and (h) a tax gross-up on the amount specified in (g) above of $903,687;

(ii) for Mr. Grow, (a) $18,438 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $9,408, (c) $629 representing the cost of group term life insurance, (d) $1,052 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $441 and (f) $5,526 representing employer matching contributions under our 401(k) plan; and

(iii) for Ms. Freedman, (a) $4,614 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $4,568, (c) $1,734 representing the cost of group term life insurance, (d) $1,243 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $331 and (f) $5,995 representing employer matching contributions under our 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment agreements or employment letter agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the NEO’s initial base salary, and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment.

Agreement with Mr. Gillheeney

We entered into an employment agreement with Mr. Gillheeney, dated February 1, 2007. The agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2020, Mr. Gillheeney’s annual base salary was increased from $795,656 to $800,000, and he is currently eligible to receive a target annual performance bonus of 80% of his base salary. In August 2018 our board of directors agreed that if Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

Agreement with Mr. Grow

We entered into an employment letter agreement with Mr. Grow, dated May 9, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2020, Ms. Grow’s annual base salary was increased from $295,321 to $370,000 and he is currently eligible to receive a target annual performance bonus of 45% of his base salary. For fiscal years 2018 and 2019, as noted above, Mr. Grow received a bonus based on the achievement of certain sales results. The target bonus that Mr. Grow is eligible to receive for 2020 replaces his prior bonus structure that was based on achieving certain sales results. Mr. Grow’s employment letter agreement does not provide for any severance or change in control payments.

Agreement with Ms. Freedman

We entered into an employment letter agreement with Ms. Freedman, dated January 19, 2018. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2020, Ms. Freedman’s annual base salary was increased from $351,230 to $370,000 and she is currently eligible to receive a target annual performance bonus of 40% of her base salary. Ms. Freedman’s employment letter agreement does not provide for any severance or change in control payments.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2019.

Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Option Grant Date
Gary S. Gillheeney, Sr.	397,900		—	1.70	2/22/2020	2/22/2010
	704,410		—	0.99	7/24/2023	7/24/2013
	664,804		—	0.99	8/21/2024	8/21/2014
	1,637,631		—	0.99	12/8/2024	12/8/2014
Brian Grow	1,151		—	1.70	4/15/2020	4/15/2010
	958		—	1.44	10/17/2021	10/17/2011
	805		—	1.46	8/21/2022	8/21/2012
	805		—	4.49	7/17/2023	7/17/2013
	30,450		—	1.18	4/10/2024	4/10/2014
	958		—	1.24	1/12/2025	1/12/2015
	4,060		—	2.47	8/11/2025	8/11/2015
	61,320	(1)	40,880	3.46	5/4/2027	5/4/2017
	12,180	(2)	48,720	3.46	5/4/2027	5/4/2017
Lori Freedman	16,240	(3)	24,360	5.40	2/21/2028	2/21/2018

(1)

Twenty percent of the shares underlying this option vested on the vesting start date, December 31, 2017, and the option vested/vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on December 31, 2021, subject to continued employment.
(2)

Twenty percent of the shares underlying this option vested on the vesting start date, January 30, 2019, and the option vested/vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on January 30, 2023, subject to continued employment.

(3)

Twenty percent of the shares underlying this option vested on the vesting start date, January 30, 2018, and the option vested/vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on January 30, 2022, subject to continued employment.

INFORMATION ABOUT COMMON STOCK OWNERSHIPi

Stock Owned by Directors, Executive Officers and Greater-than-5 percent Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of November 10, 2020, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 10, 2020 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 107,785,994 shares of our common stock outstanding as of November 10, 2020. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable.

Name and Address of Beneficial Owner(1)	Number of Shares	Right to Acquire	Total	Percentage of Shares Outstanding
Organo PFG LLC and affiliated entities(2)	34,986,622	—	34,986,622	32.5%
Avista Capital Partners IV, L.P. and affiliated entities(3)	25,517,514	—	25,517,514	23.7%
Michael W. Katz(4)	1,180,853	20,000	1,200,853	1.1%
Controlling Entities(5)	67,961,823	—	67,961,823	63.1%
Gary S. Gillheeney, Sr.(6)	397,900	3,006,845	3,404,745	3.1%
Alan A. Ades(7)	44,476,394	—	44,476,394	41.3%
Robert Ades	—	—	—	—
David Erani	—	—	—	—
Arthur S. Leibowitz(8)	5,000	20,000	15,000	*
Wayne Mackie(9)	100,000	20,000	110,000	*
Glenn H. Nussdorf(10)	14,938,663	—	14,938,663	13.9%
Joshua Tamaroff(11)	—	20,000	10,000	*
Lori Freedman(12)	—	24,360	24,360	*
Brian Grow(13)	3,279	156,336	125,845	*
All directors and executive officers as a group (13 individuals)(14)	60,083,341	3,779,743	63,863,084	57.2%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, Massachusetts 02021.
(2)

Consists of (i) 32,134,638 shares of Class A common stock held by Organo PFG LLC and (ii) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Alan A. Ades and Albert Erani are managing members of Organo PFG LLC and managers of Organo Investors LLC and they share voting and investment power over the shares of Class A common stock held by each entity. Each of Mr. Ades and Mr. Erani disclaim beneficial ownership of the shares of Class A common stock held by each of Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o A&E Stores, Inc., 1000 Huyler Street, Teterboro, NJ 07608.
(3)

Consists of: (i) 12,267,300 shares of Class A common stock held by Avista Capital Partners IV, L.P., (ii) 12,201,523 shares of Class A common stock held by Avista Capital Partners IV (Offshore), L.P. and (iii) 1,048,691 shares of Class A common stock held by Avista Acquisition Corp. (“Sponsor”). Avista Capital Managing Member IV, LLC exercises voting and dispositive power over the shares held by Avista Capital Partners IV, L.P. and Avista Capital Partners IV (Offshore), L.P. Voting and disposition decisions at Avista Capital Managing Member IV, LLC are made by an investment committee, the members of which are Thompson Dean, David Burgstahler, Robert Girardi and Sriram Venkataraman. None of the foregoing persons has the power individually to vote or dispose of any shares; however, Messrs. Dean and Burgstahler have veto rights over the voting and disposition of any shares. Messrs. Dean and Burgstahler are managers of Avista Acquisition, LLC, the sole shareholder of the Sponsor, and may therefore be deemed to beneficially own the securities held by the Sponsor. Messrs. Dean and Burgstahler disclaim beneficial ownership of the securities held by the Sponsor except to the extent of their pecuniary interest therein. Mr. Dean and Mr. Burgstahler each disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Avista Capital Partners, 65 E. 55th Street, 18th Floor, New York, New York 10022. This information is based solely on an Amendment to Schedule 13D filed on November 27, 2019.

(4)

Consists of: (i) 13,603 shares of Class A common stock, (ii) 1,167,250 shares or Class A common stock (the “Trust Shares”) held by the GN 2016 Family Trust u/a/d August 12, 2016 (the “Trust”) and (iii) 20,000 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date. Mr. Katz is the trustee of the Trust, a stockholder of the issuer that is a member of a group holding over 10% of the outstanding shares of Class A common stock of the issuer for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Katz exercises voting and investment control over the Trust Shares, but Mr. Katz does not have a pecuniary interest in the Trust Shares.

(5)

Alan A. Ades, Albert Erani, Glenn H. Nussdorf, Dennis Erani, Starr Wisdom and certain of their respective affiliates, including Organo PFG LLC, Organo Investors LLC, Dennis Erani 2012 Issue Trust, Alan Ades as Trustee of the Alan Ades 2014 GRAT, Albert Erani Family Trust dated 12/29/2012, GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, who we refer to collectively as the Controlling Entities, control a majority of the voting power of the outstanding Class A common stock. The Controlling Entities reported that they hold their shares of our stock as part of a group (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of reporting beneficial ownership of the Company’s securities in an Amendment to Schedule 13D filed on November 27, 2019.

(6)

Consists of (i) 397,900 shares of Class A common stock and (ii) 3,006,845 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date.

(7)

Consists of (i) 7,999,993 shares of Class A common stock, (ii) 1,489,779 shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, (iii) 32,134,638 shares of Class A common stock held by Organo PFG LLC and (iv) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Mr. Ades exercises voting and investment power over the shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC. Mr. Ades disclaims beneficial ownership of the shares of Class A common stock held by each of Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o A&E Stores, Inc., 1000 Huyler Street, Teterboro, NJ 07608.

(8)

Consists of 5,000 shares of Class A common stock and 20,000 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date.

(9)

Consists of 100,000 shares of Class A common stock and 20,000 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date.

(10)

Consists of (i) 2,758,663 shares of Class A common stock, (ii) 1,167,250 shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016 and (iii) 11,012,750 shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Nussdorf exercises voting and investment power over the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Michael Katz, as trustee, exercises and Mr. Nussdorf may be deemed to exercise voting and investment power over the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016. Mr. Nussdorf disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, except to the extent of his pecuniary interest therein, and each of Mr. Nussdorf and Mr. Katz disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016, except to the extent of his pecuniary interest therein. The address of each of the foregoing (other than Mr. Katz) is 35 Sawgrass Drive, Bellport, NY 11713.

(11)	Consists of 20,000 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date.
(12)	Consists of 24,360 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date.
(13)

Consists of 3,279 shares of Class A common stock and 156,336 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date.

(14)

Consists of (i) 60,083,341 shares of Class A common stock and (ii) 3,779,743 shares of Class A common stock underlying stock options that are exercisable as of November 10, 2020 or will become exercisable within 60 days after such date. As to disclaimers of beneficial ownership, see footnotes (2), (7) and (10) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act and the policy, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person (including our executive officers, directors and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders), had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee (composed of Mr. Leibowitz, Mr. Mackie and Mr. Tamaroff, our independent directors), but only those independent directors who are disinterested, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section that occurred prior to the closing of the business combination on December 10, 2018 occurred prior to the adoption of this policy. The disclosure below covers related party transactions that have occurred since January 1, 2018.

Agreements with Our Stockholders

Leases with the Controlling Entities

The buildings we occupy in Canton, Massachusetts are owned by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. These entities are: 65 Dan Road SPE, LLC; 65 Dan Road Associates; 85 Dan Road Associates; Dan Road Associates; and 275 Dan Road SPE, LLC. Mr. Ades, Mr. Albert Erani and Mr. Nussdorf are current and former members of our board of directors and greater than 5% stockholders. Mr. Ades and Mr. Albert Erani are first cousins. Together, Mr. Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates, control a majority of the voting power of our outstanding Class A common stock. We refer to them as the Controlling Entities. Payment of the accrued, unpaid rent due under each of the leases with the Controlling Entities described below is subordinated to our obligations to Silicon Valley Bank pursuant to the terms of our March 2019 credit facility with Silicon Valley Bank.

On January 1, 2013, we entered into a capital lease with 65 Dan Road SPE, LLC related to the facility at 65 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $538,982 and $852,800 in 2018 and 2019, respectively. As of September 30, 2020, we had accrued, unpaid rent of $1,046,060 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $62,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $69,000 per month and will increase by 10% on January 1, 2022 to approximately $75,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

On January 1, 2013, we entered into a capital lease with 85 Dan Road Associates related to the facility at 85 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $666,890 and $1,072,400 in 2018 and 2019, respectively. As of September 30, 2020, we had accrued, unpaid rent of $2,222,756 due under the lease. Under the lease, we were required to make monthly rent payments of $77,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $85,000 per month and will increase by 10% on January 1, 2022 to approximately $93,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

On January 1, 2013, we entered into a capital lease with Dan Road Equity I, LLC related to the facility at 150 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $786,696 and $1,316,450 in 2018 and 2019, respectively. As of September 30, 2020, we had accrued, unpaid rent of $2,003,909 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $95,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $105,000 per month and will increase by 10% on January 1, 2022 to approximately $115,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

On January 1, 2013, we entered into capital lease arrangements with 275 Dan Road SPE, LLC for the property located on 275 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $463,100 and $1,263,846 in 2018 and 2019, respectively. As of September 30, 2020, we had accrued, unpaid rent of $5,062,788 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $92,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $101,000 per month and will increase by 10% on January 1, 2022 to approximately $111,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

On August 6, 2019, we entered into a Letter Agreement (the “Letter Agreement”) with Dan Road Associates LLC, 85 Dan Road Associates LLC, 275 Dan Road SPE LLC and 65 Dan Road SPE LLC (collectively, the “Landlords”) pursuant to which we agreed that each Landlord shall be entitled to receive interest on the accrued but unpaid rent obligations under the leases described above as of March 14, 2019, which totaled $10,335,513.47 (the “Lease Debt”) for the period commencing April 1, 2019. The interest on the Lease Debt accrues at a rate per annum equal to the greater of (A) the prime rate plus three and three-quarters of one percent (3.75%) and (B) nine and one-quarter of one percent (9.25%), which is the rate applicable to the term loans under that certain Credit Agreement dated as of March 14, 2019, as amended (the “Credit Agreement”), among us, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent (the “Administrative Agent”). Pursuant to the terms of that certain Subordination Agreement, dated as of March 14, 2019 (the “Subordination Agreement”), among the Landlords and the Administrative Agent, the Landlords agreed to subordinate all of our obligations to the Landlords (including, without limitation, rent, interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) existing as of March 14, 2019, in each case in respect of the Lease Debt. Pursuant to the Subordination Agreement, we will not pay all or any part of the Lease Debt until the Senior Debt (as defined in the Subordination Agreement) has been fully paid. Accrued interest on the Lease Debt is payable in cash on the date when the Lease Debt is repaid (as to the principal amount so repaid) and shall not itself bear interest. As of September 30, 2020, accrued and unpaid interest under the Letter Agreement was equal to $1,434,001.

Loans from the Controlling Entities

Prior to the closing of the business combination, Organogenesis Inc. had outstanding indebtedness payable to the Controlling Entities as described below under the headings “2010 Loans,” “2015 Loans,” “2016 Loans,” “Real Estate Loans” and “2018 Loans” (collectively, the “Insider Debt”). As previously disclosed, pursuant to the terms of that certain Exchange Agreement, dated as of August 17, 2018, by and among the Company and the lenders listed on Schedule A thereto, concurrently with the closing of the business combination on December 10, 2018, $45.7 million of the indebtedness described below was converted into 6,502,679 shares of our Class A common stock based on a conversion price of $7.035 per share, and we made a cash payment equal to $35.6 million in satisfaction of the remaining portion of the indebtedness, including the accrued and unpaid interest and any fees on this indebtedness. Following such transactions, the Insider Debt was deemed fully paid and satisfied in full and was discharged and terminated.

2010 Loans

We entered into a Second Amended and Restated Term Loan Agreement, herein referred to as the Term Loan Agreement, an Amended and Restated Working Capital Loan Agreement, herein referred to as the Working Capital Loan Agreement and an Amended and Restated Subordinated Loan Agreement, referred to herein as the Subordinated Loan Agreement, each dated as of October 15, 2010 with Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf in the case of the Term Loan Agreement; and with Organo PFG LLC, Organo Investors LLC, Glenn Nussdorf, Alan Ades, Albert Erani and Dennis Erani in the case of the Working Capital Agreement and the Subordinated Loan Agreement. Alan Ades acts as Administrative Agent under the Term Loan Agreement. Organo PFG LLC acts as Administrative Agent under the Working Capital Loan Agreement and the Subordinated Loan Agreement. We refer to the Term Loan Agreement, the Working Capital Agreement and the Subordinated Loan Agreement collectively as the 2010 Loan Agreement.

Pursuant to the 2010 Loan Agreement, we had borrowed an aggregate principal of $19,850,089, herein referred to as 2010 Loans. Interest on the 2010 Loans accrued at 1.6% per annum. The 2010 Loans were secured by substantially all of the personal property and assets of the Company pursuant to security agreements by and among it and the lenders each dated as of October 15, 2010.

A breakdown of the principal amounts that were owed to each lender under the 2010 Loans is set forth below:

Lender	Term Loan Agreement Principal Amount	Working Capital Loan Agreement Principal Amount	Subordinated Loan Agreement Principal Amount
Alan Ades	$849,246	$375,000	$1,885,824
Albert Erani	$583,857	—	$406,496
Dennis Erani	$265,389	$375,000	$1,639,328
Glenn Nussdorf	$424,623	$600,000	$2,861,218
Organo PFG LLC	—	$1,515,000	$7,284,821
Organo Investors LLC	—	$135,000	$649,287
TOTAL	$2,123,115	$3,000,000	$14,726,974

As noted above, the 2010 Loans (including all accrued and unpaid interest) were satisfied in full, including the payment of $19.9 million in principal and $4.3 million in interest, at the closing of the business combination.

2015 Loans

We entered into a Loan and Security Agreement dated as of July 1, 2015 and amended as of November 20, 2015 with Alan Ades, Albert Erani, Dennis Erani, Glenn Nussdorf and Organo PFG LLC, referred to herein as the 2015 Loan Agreement, pursuant to which the Company borrowed an aggregate of $11,396,258 evidenced by secured promissory notes referred to herein as the 2015 Loans, as follows:

Lender	Date of Loan	Principal Amount
Alan Ades	7/1/15	$4,000,000
Dennis Erani	7/1/15	$2,000,000
Glenn Nussdorf	7/1/15	$4,000,000
65 Dan Road Associates	11/20/15	$97,436
Organo PFG LLC	11/20/15	$909,447
Albert Erani	12/23/15	$97,344
Glenn Nussdorf	12/23/15	$97,344
Alan Ades	12/31/15	$194,687
TOTAL		$11,396,258

The 2015 Loans accrued interest at a rate of 1.6% per annum, and were secured by substantially all of the personal property and assets of the Company. As disclosed above, the 2015 Loans (including all accrued and unpaid interest) were satisfied in full, including the payment of $11.4 million in principal and $0.6 million in interest, at the closing of the business combination.

2016 Loans

On April 12, 2016, Mr. Ades, Mr. Dennis Erani and Mr. Nussdorf entered into a Securities Purchase Agreement with us pursuant to which we issued $17,000,000 in aggregate principal amount of subordinated notes, referred to herein as the 2016 Loans, and warrants to purchase an aggregate of 905,775 shares of our Class A common stock as set forth below:

Lender	Principal Amount of Notes	Shares Underlying Warrants
Alan Ades	$6,000,000	319,685
Dennis Erani	$4,000,000	213,124
Glenn Nussdorf	$7,000,000	372,966
TOTAL	$17,000,000	905,775

The 2016 Loans accrued interest at the rate of 15% per annum and were secured by substantially all of the personal property and assets of the Company. The warrants had an exercise price of $3.59 per share and were net exercised prior to the closing of the business combination, resulting in the issuance of an aggregate of 444,041 shares of our Class A common stock. We were also obligated to pay a $680,000 fee in connection with the 2016 Loans. The 2016 Loans (including all accrued and unpaid interest and fees) were satisfied in full, including the payment of $17.0 million in principal and $7.7 million in interest and fees, at the closing of the business combination.

Real Estate Loans

On June 19, 2013, Organogenesis entered into a secured financing arrangement with 65 Dan Road SPE, LLC, 85 Dan Road Associates and 275 Dan Road SPE, LLC under which loans were made to the Company, referred to herein as the Real Estate Loans. The Real Estate Loans accrued interest at a rate of 1.6% per annum, and were secured by substantially all of the personal property and assets of the Company. A breakdown of the principal amounts that were owed to each lender under the Real Estate Loans is set forth below:

Lender	Principal Amount
65 Dan Road SPE, LLC	$200,000
85 Dan Road Associates	$3,900,000
275 Dan Road SPE, LLC	$400,000
TOTAL	$4,500,000

The Real Estate Loans (including all accrued and unpaid interest) were satisfied in full, including the payment of $4.5 million in principal and $0.4 million in interest, at the closing of the business combination.

2018 Loan Agreements

On March 1, 2018, we entered into a loan agreement with Alan Ades, Albert Erani and Glenn Nussdorf, each of whom is a current or former member of our board of directors and a greater than 5% stockholder, pursuant to which Mr. Ades, Mr. Erani and Mr. Nussdorf collectively agreed to lend us, upon our request, an advance of up to the lesser of: (i) $10,000,000 and (ii) the amount that represented 60 days of our payroll obligations, during the period beginning on March 1, 2018 and ending on the earlier of May 15, 2018 and the closing of an underwritten initial public offering (the “March Loan Agreement”). Advances were evidenced by promissory notes that accrued interest at a rate of 8% per annum and were payable upon demand. Mr. Ades and Mr. Erani each agreed to provide 40% of any amounts advanced and Mr. Nussdorf agreed to provide 20% of any amounts advanced. Advances totaling $10,000,000 were made under the loan agreement.

On May 23, 2018, we entered into a loan agreement with Alan Ades, Albert Erani and Glenn Nussdorf, each of whom is a current or former member of our board of directors and a greater than 5% stockholder, pursuant to which Mr. Ades, Mr. Erani and Mr. Nussdorf collectively agreed to lend us an aggregate of $10,000,000 (the “May Loan Agreement”). Advances were evidenced by promissory notes that accrued interest at a rate of 8% per annum, and were payable upon demand. Mr. Ades and Mr. Erani each agreed to provide 40% of any amounts advanced and Mr. Nussdorf agreed to provide 20% of any amounts advanced. Advances totaling $5,000,000 were made under the May Loan Agreement.

The loans made under the March Loan Agreement and the May Loan Agreement (including all accrued and unpaid interest) were satisfied in full, including the payment of $15.0 million in principal and $0.7 million in interest, at the closing of the business combination.

Unconditional Guaranty

On April 5 2018, Mr. Ades, Mr. Albert Erani and Mr. Nussdorf entered into an Unconditional Guaranty with Silicon Valley Bank, or SVB, herein referred to as the Unconditional Guaranty, in connection with the funding of the $5.0 million term loan under our prior SVB credit agreement. Pursuant to the Unconditional Guaranty, each of Messrs. Ades, Albert Erani and Nussdorf jointly and severally guaranteed the payment of Organogenesis’ obligations with respect to the $5.0 million term loan under the prior SVB credit agreement, plus all accrued and unpaid interest on such indebtedness and certain expenses related thereto payable to SVB pursuant to the prior SVB credit agreement. The Unconditional Guaranty terminated on December 31, 2018.

Loans to Related Persons

From 2010 through 2012, we lent money to Gary S. Gillheeney, Sr., our current President and Chief Executive Officer, who at the time of the loans was our Chief Operating Officer and Chief Financial Officer. The loans to Mr. Gillheeney totaled $1,507,490 in principal amount, were interest bearing, matured on the tenth anniversary of their respective dates of issuance and were secured by a pledge to us of Mr. Gillheeney’s equity interests in the Company. On August 21, 2014, Mr. Gillheeney transferred shares of common stock owned by him to the Company in full and complete satisfaction of $654,979 in principal and accrued interest on the loans. After the August 2014 transaction, Mr. Gillheeney’s aggregate loans outstanding totaled $996,525. These outstanding loans accrued interest at rates ranging from 2.30% to 3.86% per annum and were secured by a pledge of Mr. Gillheeney’s equity interests in the Company. Immediately prior to the closing of the business combination on December 10, 2018, we forgave all outstanding principal under and accrued and unpaid interest on Mr. Gillheeney’s loans and made a tax gross-up payment to him in connection with the forgiveness of such amounts. The aggregate amount of the loan forgiveness and the tax gross-up payment was $2,033,663.

Amended and Restated Registration Rights Agreement

In connection with the closing of the business combination on December 10, 2018, we and certain of our stockholders (including the Controlling Entities, Avista Capital Partners IV, L.P. and Avista Capital Partners (Offshore) IV, L.P.), certain of our current and former directors (Alan Ades, Albert Erani and Glenn Nussdorf) and all of our executive officers entered into the Amended and Restated Registration Rights Agreement in respect of their shares of our Class A common stock and warrants to purchase shares of our Class A common stock. These stockholders and their permitted transferees will be entitled to certain registration rights described in the Amended and Restated Registration Rights Agreement, including, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares.

Executive Officer Compensation

See “Executive Compensation” for additional information regarding compensation of our NEOs.

Gary Gillheeney, Jr., our Senior Manager, Customer Service, is a child of Gary S. Gillheeney, Sr., our President and Chief Executive Officer, and he received total compensation of (i) $94,512 in fiscal 2017, (ii) $121,268 in fiscal 2018, (iii) $122,049 in fiscal 2019 and (iv) $101,711 from January 1, 2020 to September 30, 2020. James Gillheeney, one of our Tissue Regeneration Specialists, is also a child of Gary S. Gillheeney, Sr. and he received total compensation of (i) $118,014 in fiscal 2017, (ii) $164,346 in fiscal 2018, (iii) $225,976 in fiscal 2019 and (iv) $139,192 from January 1, 2020 to September 30, 2020.

Employment Agreements

We have entered into employment agreements with certain of our NEOs. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Avista Warrant Exchange Agreement

On July 12, 2019, we entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreement”) with Avista Capital Partners IV L.P., a Delaware limited partnership and Avista Capital Partners IV (Offshore), L.P., a limited partnership formed under the laws of Bermuda (collectively, the “PIPE Investors”) pursuant to which, the PIPE Investors agreed to exchange an aggregate of 4,100,000 warrants to purchase one-half of one share of our Class A common stock at an exercise price of $5.75 per half share (the “PIPE Warrants”) for shares of our Class A common stock at an exchange ratio equal to the exchange ratio of the Company’s exchange offer (the “Exchange Offer”) to all holders of the Company’s issued and outstanding warrants that were issued in connection with the Company’s initial public offering pursuant to a prospectus dated October 10, 2016, exercisable for Class A common stock at an exercise price of $5.75 per half share of Common Stock (the “Public Warrants”) in effect at the expiration of such Exchange Offer, which exchange ratio was 0.095 shares of Class A common stock for each public warrant. On August 21, 2019, the Company issued an aggregate of 389,501 shares of Class A common stock to the PIPE Investors in exchange for an aggregate of 4,100,000 PIPE Warrants.

Avista Fee Letter Agreements

On November 19, 2019, we entered into a fee letter agreement (the “2019 Letter Agreement”) with Avista Capital Partners IV, L.P. (“Avista IV”), Avista Capital Partners (Offshore) IV, L.P. (“Avista IV Offshore” and together with Avista IV, the “Avista Funds”) and Avista Capital Holdings, L.P., an affiliate of the Avista Funds (the “Management Company”), pursuant to which we agreed to pay the Management Company a fee in consideration for certain services rendered in connection with investments in the Company made by the Avista Funds in the Company’s public offering of Class A common stock that closed on November 26, 2019. Pursuant to the 2019 Letter Agreement, the Company was required to pay the Management Company a fee in an amount equal to the portion of the aggregate gross proceeds of the investments sold to the Avista Funds multiplied by a rate equal to the rate of the Underwriters’ discount or spread in such public offering without giving effect to any investments sold to the Avista Funds (the “2019 Fee”). In connection with the public offering, the Avista Funds purchased 6,000,000 shares of Class A common stock and we paid a 2019 Fee equal to approximately $1.7 million. Joshua Tamaroff, one of our directors, is an employee of the Management Company to which the Company paid the 2019 Fee.

On November 12, 2020, we entered into a fee letter agreement (the “2020 Letter Agreement”) with Avista IV, Avista IV Offshore and the Management Company, pursuant to which we agreed to pay the Management Company a fee in consideration for certain services rendered in connection with investments in the Company made by the Avista Funds in the Company’s public offering of Class A common stock that closed on November 17, 2020. Pursuant to the 2020 Letter Agreement, the Company was required to pay the Management Company a fee in an amount equal to the portion of the aggregate gross proceeds of the investments sold to the Avista Funds multiplied by a rate equal to the rate of the Underwriters’ discount or spread in such public offering without giving effect to any investments sold to the Avista Funds (the “2020 Fee”). In connection with the public offering, the Avista Funds purchased 4,272,657 shares of Class A common stock and we paid a 2020 Fee equal to approximately $0.8 million. Joshua Tamaroff, one of our directors, is an employee of the Management Company to which the Company paid the 2020 Fee.

Participation in our November 2020 Public Offering

In addition to the shares of Class A common stock purchased by the Avista Funds described above, certain of our directors, 5% stockholders and their respective affiliates purchased shares of our Class A common stock in our November 2020 public offering at the public offering price. The following table sets forth the number of shares of our Class A common stock purchased by our directors, 5% stockholders and their respective affiliates and the aggregate purchase price paid for such shares. With respect to the shares purchased by the parties in the table below, the underwriters agreed to reimburse us for the discounts and commissions payable with respect to such shares.

	Shares of Class A Common Stock Purchased	Aggregate Cash Purchase Price
Alan Ades	486,000	$1,579,500.00
Michael Katz	20,829	$67,694.25
Arthur Leibowitz	6,943	$22,564.75
Wayne Mackie	42,726	$138,859.50
Robert Harry Erani Frick Trust(1)	347,153	$1,128,247.25

(1) An affiliate of Dennis Erani, a member of the Controlling Entities.

AHPAC’s Related Party Transactions

Related Party Loans

AHPAC issued to Avista Acquisition Corp. (the “Sponsor”) on August 11, 2017, as amended and restated on August 30, 2018 and further amended on November 8, 2018, a non-interest bearing, unsecured promissory note pursuant to which AHPAC was permitted to borrow up to $850,000 in aggregate principal amount. As of the closing of the business combination on December 10, 2018, AHPAC had borrowed $850,000 under such note, which amount was repaid at the closing of the business combination.

Administrative Services Agreement

AHPAC previously occupied office space provided by an affiliate of the Sponsor. Until the closing of the business combination on December 10, 2018, the affiliate made such office space, as well as certain support services, available to AHPAC. AHPAC was required to pay the affiliate an aggregate of $10,000 per month for such office space and support services. As of April 30, 2017, the affiliate agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the closing of the business combination. As of the closing of the business combination on December 10, 2018, $193,226 was accrued and included in accrued expenses related to the Administrative Services Agreement and was paid in full at the closing of the business combination.

Private Placement Warrants

The initial shareholders of AHPAC purchased 16,000,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) in a private placement on the close date. A portion of the proceeds from the sale of the private placement warrants were placed into AHPAC’s trust account. The initial shareholders also purchased an additional 400,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the underwriters’ exercise of the over-allotment option granted to the underwriters in connection with the AHPAC initial public offering. Each private placement warrant was exercisable for one-half of one AHPAC Class A ordinary share. In connection with the closing of the business combination and the transactions contemplated thereby on December 10, 2018, all 16,400,000 of the private placement warrants were surrendered to the Company for no consideration and were cancelled.

Founder Shares

In connection with the organization of AHPAC, on December 14, 2015, an aggregate of 8,625,000 AHPAC Class B ordinary shares (the “founder shares”) were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the Sponsor transferred 50,000 founder shares to each of AHPAC’s independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of AHPAC’s independent directors purchased an additional 421,250 founder shares from the Sponsor at a price per share of approximately $0.003 per share. The 8,625,000 founder shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters of the AHPAC initial public offering in order to maintain the initial shareholders’ ownership at 20% of the issued and outstanding ordinary shares upon completion of the AHPAC initial public offering. Following the partial exercise of the over-allotment option, 875,000 founder shares were forfeited in order to maintain the initial shareholders’ ownership at 20% of the issued and outstanding AHPAC ordinary shares. On August 17, 2018 the Sponsor and the other holders of founder shares agreed to surrender to the Company for no consideration an aggregate of 1,937,500 founder shares in connection with the execution of the merger agreement, which founder shares were cancelled. In connection with the closing of the business combination and the transactions contemplated thereby on December 10, 2018, an additional 4,421,507 of the founder shares were surrendered to the Company and cancelled. The remaining 1,390,993 outstanding founder shares became shares of the Company’s Class A common stock upon the closing of the business combination.

Concurrently with the signing of the merger agreement, AHPAC entered into a subscription agreement with Avista Capital Partners IV, L.P. and Avista Capital Partners IV (Offshore), L.P. (together, the “PIPE Investors”) for the purchase and sale of 9,022,741 shares of the Company’s Class A common stock and 4,100,000 warrants to purchase one half of one share of our Class A common stock (the “equity financing”) for an aggregate purchase price of $46 million, which was consummated concurrently with the consummation of the business combination on December 10, 2018. The effective price to the PIPE Investors of the equity financing was approximately $5.10 per share of the Company’s Class A common stock. The PIPE Investors also purchased, concurrently with the execution and delivery of the merger agreement on August 17, 2018, 6,538,732 shares of our Class A common stock for an aggregate purchase price of $46 million. The purpose of the private investment was to fund the business combination and related transactions and for general corporate purposes. The effective price of the private investment to the PIPE Investors was approximately $5.91 per share of the Company’s Class A common stock across their aggregate $92 million investment. As a result of the incremental surrender of founder shares described above, the effective price of the equity financing to the Company was approximately $7.035 per share of the Company’s Class A common stock. The warrants surrendered did not impact these calculations, as no purchase price was allocated to the warrants in light of the exercise price of the warrants.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The primary role of our audit committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent registered public accounting firm, and has also met separately with our independent registered public accounting firm, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2019 with management and the independent registered public accounting firm. As part of this review, the audit committee discussed with our independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended.

The audit committee has received from our independent registered public accounting firm a written statement describing all relationships between that firm and Organogenesis Holdings Inc. that might bear on the registered public accounting firm’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of any consultation and other non-audit services to Organogenesis Holdings Inc. is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that Organogenesis Holdings Inc.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission.

Arthur S. Leibowitz, Chair
Wayne Mackie
Joshua Tamaroff

Our Independent Registered Public Accounting Firm

Our Audit Committee engaged RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2019. RSM US LLP also served as our registered public accounting firm for the fiscal year ended December 31, 2018. Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Audit and Other Fees

The following is a summary of the fees for professional services rendered by RSM US LLP, our independent registered public accounting firm, for fiscal years 2018 and 2019.

Fee Category	Fiscal 2019	Fiscal 2018
Audit fees	$652,898	$720,777
Audit-related fees	—	31,380
Tax fees	—	—
All other fees	8,075	—

Total fees	$660,973	$720,777

Audit fees. Audit fees consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements and include fees for professional services rendered in connection with quarterly and annual reports. The audit fees for fiscal years 2019 and 2018 also include fees and related expenses associated with the issuance of consents by our independent registered public accounting firm to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-related fees. Audit-related fees represent fees for assurance and related services performed by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

All other fees. All other fees represent fees related to option valuation services provided in connection with the closing of the business combination and the delivery of a tax attestation.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage RSM US LLP to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by RSM US LLP during fiscal years 2018 and 2019 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our next annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than July 23, 2021 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting. However, if the date of our next annual meeting is changed by more than 30 days from the anniversary of our 2020 Annual Meeting, then the deadline to submit such stockholder proposals is a reasonable time before we begin to print and send our proxy materials.

Stockholder proposals intended to be presented at our next annual meeting submitted outside the processes of Rule 14a-8 or stockholder proposals to nominate a director candidate to be considered by the board of directors must be received in writing by us no later than the close of business on September 19, 2021, nor earlier than August 20, 2021, together with all supporting documentation and information required by our bylaws; provided, however, that if our next annual meeting is advanced more than 30 days or delayed more than 60 days after the anniversary of our 2020 Annual Meeting, such notice must be received in writing by us no later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date is first made. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

ORGANOGENESIS HOLDINGS INC. 85 DAN ROAD CANTON, MA 02021 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/ORGO2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D23180-P46945 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ORGANOGENESIS HOLDINGS INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Alan A. Ades 02) Robert Ades 03) David Erani 04) Gary S. Gillheeney, Sr. 05) Arthur S. Leibowitz 06) Wayne Mackie 07) Glenn H. Nussdorf 08) Joshua Tamaroff For Against Abstain 2. Appointment of RSM US LLP as independent registered public accounting firm for fiscal year 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D23181-P46945 ORGANOGENESIS HOLDINGS INC. Annual Meeting of Shareholders December 18, 2020 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Alan A. Ades, Gary S. Gillheeney, Sr. and Lori Freedman, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ORGANOGENESIS HOLDINGS INC. that the shareholder(s)is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EST on December 18, 2020, atwww.virtualshareholdermeeting.com/ORGO2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side